UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 7/30/2007

AVICENA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-51610

Delaware	04-3195737
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

228 Hamilton Avenue, Third Floor, Palo Alto, California 94301

(Address of Principal Executive Offices, Including Zip Code)

(415) 397-2880

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.02.	Termination of a Material Definitive Agreement.

As previously reported, on March 20, 2007, Avicena Group, Inc. (the “Company”) issued a Convertible Promissory Note, relating to a facility under which the Company could borrow up to Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Note”) to, and concurrently entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with, The Biotechnology Ventures (III) Capital Trust (“Biotechnology Ventures”). The Note amended an earlier convertible promissory note to the same party in the amount of up to Two Million Dollars ($2,000,000) dated April 21, 2006 (the “2006 Note”). No advances have been taken under the Note.

In a letter to Biotechnology Ventures dated July 30, 2007, the Company informed Biotechnology Ventures that, as there were no advances then outstanding on the Note, the Company was closing that facility effective July 31, 2007. In addition, the Company concurrently paid Biotechnology Ventures $26,222.22, representing payment in full of accrued interest relating to advances taken under the 2006 Note. Moreover, because the Company’s obligations under the Registration Rights Agreement were conditioned upon the conversion by Biotechnology Ventures of an aggregate of at least $1,500,000 in unpaid accrued interest and principal pursuant to the Note, the Company will not be required to take any action pursuant to the Registration Rights Agreement following the termination of the Note.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avicena Group, Inc.

Date: August 3, 2007	By:	/s/ Michael Sullivan
Michael Sullivan
Vice President of Finance and Acting Chief Financial Officer